Exhibit 99.3

WES Consulting, Inc. Announces Executive Appointments

ATLANTA, GA, January 31, 2011 — WES Consulting, Inc. (OTC:WSCU) the owner of Liberator.com and EdenFantasys.com,  two of the leading providers of sexual health and wellness products, today announced the appointment of Fyodor “Fred” Petrenko as Executive Vice President and Rufina Bulatova as Vice President – Online Marketing.

Mr. Petrenko, age 43, is currently President of Web Merchants, Inc. and will retain that title in addition to his new role with WES Consulting, Inc.  Mr. Petrenko co-founded Web Merchants in 2002 and has served as its President since then. Prior to founding Web Merchants, Mr. Petrenko was the head of investment banking with Media-Most, an international multimedia holding company based in Russia. Mr. Petrenko holds a PhD in Physics from Moscow State University and MS degree in Finance from CUNY (Baruch).

Ms. Bulatova, age 33, is currently Vice President of Web Merchants, Inc. a position she has held since 2007, overseeing online marketing, product catalog, direct marketing, and co-op advertising programs.  Ms. Bulatova joined Web Merchants, Inc. in 2003 as a .NET developer and became the Lead Project Manager responsible for website user experience in 2004.  Ms. Bulatova holds a Master Degree in Computer Science from Ufa State Technical University (Russia).

Both of these executives join the Company as a result of the acquisition of Web Merchants, Inc. by WES Consulting, Inc. that was announced on January 28, 2011.

About WES Consulting, Inc. (formerly known as Liberator, Inc.)

WES Consulting, Inc. is the creator and manufacturer of Liberator®, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination.  Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, Liberator Bedroom Adventure Gear ® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities.  Products include Liberator shapes and positioning systems, pleasure objects, and sensual accessories.

WES Consulting, Inc. also owns Web Merchants, Inc., a New Jersey-based company that operates an online adult community and e-commerce website under the EdenFantasys.com brand. The Company’s marketing strategies have created a unique opportunity for consumers and adult product manufacturers to communicate through the site positioning the Company at the crossroads of the emerging sexual health and wellness market. More information on Web Merchants, Inc. can be found at www.EdenFantasys.com

WES Consulting, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia.  WES Consulting, Inc. has over 130 employees, with products being sold directly to consumers and through domestic resellers, on-line affiliates and six worldwide licensees. For more information, visit www.liberator.com  or call 1-866-542-7283.

Safe Harbor Statement

In addition to historical information, this press release may contain forward-looking statements that reflect our current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Ronald Scott
Chief Financial Officer
Ron.Scott@Liberator.com
770-246-6426